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                             CONFIDENTIAL TREATMENT REQUESTED BY INTELLESALE.COM

                                                                   Exhibit 10.27

                                  ONSALE, INC.
                        SALES AND DISTRIBUTION AGREEMENT
                                  DATE: 2/17/99

The foregoing is to establish terms and conditions of a sales and distribution agreement between Onsale, Inc. ("Onsale") of 1350 Willow Road, Menlo Park, Ca, 94025 and Inteletek Inc. ("Intelesale") with offices located at 220 Tompkins Avenue; Pleasantville NY 10570, Inteletek wishes to distribute products via Onsales's online auction and Onsale wishes to sell Inteletek's products to its online customers.

A.  RESPONSIBILITIES OF THE PARTIES

A.1  INTELETEK'S RESPONSIBILITIES:

1. Reserve for sale an inventory of all products ("Products") posted for auction.

2. Provide detailed descriptions and pictures in an electronic format clearly describing Products to be posted for auction.

3.   Review and approve Product descriptions prior to auction openings.

4.   Adhere to Product quality standards (see below).

5.   Provide warranty coverage for all Products posted for auction (see below).

6.   Provide pre and post customer service and support (see below).

7. Charge customer credit cards for the amount of the winning bid, shipping and handling charges, and any applicable taxes.

8. Electronically receive order details from Onsale and electronically send order status updates (see attached Order Operations Manual attached).

9. Charge and Ship all orders following the close of all auctions (within 24 hours). Within a specified time.

10. Pay Onsale (less Inteletek's commission) upon the shipment of product. Upon receipt of invoice.

11. Keep all customer order information and other confidential information secure and safe from external breach (see order Operations manual).

12.  Submit a completed Supplier Profile (see attachment A).

A.2  ONSALE'S RESPONSIBILITIES:

1.   Manage and promote the auction process.

2. Set minimum bids, bid increments, auction length, quantity and auction format.

3.   Award Products to the highest bidders.

4.   Collect customer information.

5. Electronically transmit customer order details to Inteletek and electronically receive order status updates.

6.   Provide first line customer support.

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                                                                   Exhibit 10.27

B.  PRODUCTS:

1.   Products advertised as new must be in the original manufacturers packaging.

2.   Refurbished or remanufactured to the original manufacturer specifications.

3.   All Products must have a warranty.

4. All Products must be clearly described in terms of condition, contents of the box, pertinent operating specifications, color, size, compatibility, packaging, and any other descriptions that are needed to clearly describe the Product and its functionality.

5. Onsale and Inteletek will work together to decide an acceptable assortment of Inteletek's Products. Onsale is ultimately responsible for deciding what Products go up for auction and reserves the right to reject any Products or discontinue the auction of Products at any time and for an indefinite period.

C.  WARRANTY:

1. The manufacturer's original warranty will apply for all new Products and Products refurbished by the original manufacturer. Inteletek will verify these warranties prior to posting the Products for auction, including verification of "800" phone support and the actual warranty honored by the manufacturer.

2.   For all other Products, Inteletek will provide a minimum 30 day warranty.

3. The warranty will provide for phone support, repair, replacement or full credit to customer's credit card.

4.   Inteletek will pay for outbound freight for all warranty claims.

5. Inteletek will satisfy each warranty claim or instruct Onsale to issue the customer credit within five business days from the date of the first Inquiry.

D.  CUSTOMER SERVICE:

D.1  ONSALE'S RESPONSIBILITY:

1. Onsale will provide first line customer service for basic logistics support.

2. Onsale will refer all customers to Inteletek for all support issues beyond basic questions regarding the auction, shipping, and basic product information.

3. Onsale will provide additional customer support for unresolved customer service requests directed originally at Inteletek.

D.2  INTELETEK'S RESPONSIBILITIES:

1. Prior to posting Products for auction, Inteletek will have a Customer Service function in place to support all sales.

2. Inteletek's Customer Service will be staffed with trained, experienced, and technically competent resources.

3. Inteletek will have phone support staffed at a minimum from 9:00 a.m. to 6:00 p.m. eastern time.


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                                                                   Exhibit 10.27

     a. Inteletek's Customer Service will answer all phone calls within a reasonable time or via an automatic call distribution system.

     b. Daily average customer hold times will be maintained to a ten minute average.

4. Inteletek will maintain a Customer Service email address and will respond to each e-mail within 24 hours of receipt.

5.   Inteletek will solve all service requests within 48 hours of receipt.

6. Service Requests are solved through e-mail or telephone support and are considered resolved when:

     a.   An RMA and call tag has been issued or

     b.   An accommodation is given or

     c.   An alternative Product is sourced for the customer or when

     d. The manufacturer or manufacturer's designated third party has acknowledged the service request.

7. Measurements of performance against Customer Service standards will be maintained and made available to Onsale personnel on a regular basis. Inteletek will expeditiously implement corrective action when any key measurement drops below standard.

8. Inteletek will maintain all customer correspondence in a central electronic data base or file; this information will be made available to Onsale upon request.

9. Inteletek will designate dedicated individuals within Inteletek's organization to coordinate all product delivery issues. Contact names and phone numbers to be provided and kept current throughout the relationship.

E.  ORDERS:

1. As per the Order Operations Manual, Onsale will electronically transmit all orders to Inteletek.

2. Inteletek will charge and ship all successful orders within the time frame as specified on page/sku.

3. Inteletek will electronically transmit shipment tracking numbers to update Onsale's customer order records and accounts receivable system.

4. Inteletek will measure its shipping performance and will notify Onsale of any deviation below standard and will immediately implement corrective action.

5. Inteletek is responsible for in transit shipping damage and will replace the customer's order or will issue credit.

F.  PAYMENT AND TERMS:

1. Inteletek will pay Onsale on per receipt of invoice for all orders from the previous weeks auction closes in which Inteletek has successfully charged and shipped, at a commission of [*].

2. Inteletek will notify Onsale of any credits made to customers as a result of refunds or returns.

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                                                                   Exhibit 10.27

G.  PRODUCT RETURNS:

1. In the event Onsale receives any customer returned product, return information will be forwarded to Inteletek for reconciliation with the customer. Onsale will ship customer products to Inteletek at Inteletek's cost.

H.  LIMITATIONS OF LIABILITY:

1. Onsale's and Inteletek's total liability to the other party will be limited to the amounts paid to Onsale or Inteletek by the other party under this agreement.

2. In no event will Onsale or Inteletek be liable to the other party for any special, incidental, or consequential damages, whether based on breach of contract, tort (including negligence), product liability, or otherwise, and whether or not either party has been advised of the possibility of such damage.

3. The parties have agreed that the limitations specified in this section will survive and apply even if any limited remedy specified in this agreement is found to have failed of its essential purpose.

I.  CONFIDENTIALITY:

Inteletek and Onsale acknowledges that any information regarding this Agreement, including the transactions contemplated herein, and any information conveyed to or obtained by either party in connection with this Agreement (including without limitation business plans and data; financials; client records and lists; technical data and protocols; specifications) is confidential and proprietary to both parties and/or its respective affiliates (the "Onsale Confidential Information"). Inteletek and Onsale agrees that in no event shall either party disclose, transfer, copy, duplicate, or publish either parties Confidential Information to any third party without the prior written consent of Onsale or Inteletek, which consent may be withheld in either parties sole discretion. Inteletek and Onsale further agrees that they shall not utilize either parties information for any purpose whatsoever other than for the purpose of performing its obligations under this Agreement. Inteletek shall make available the Onsale Confidential Information to its employees on a need-to-know basis and shall advise such employees of the restriction set forth with respect to the use of such Onsale Confidential Information. Both parties shall be responsible for the unauthorized disclosure of either parties Confidential Information by its employees. Upon termination or expiration of this Agreement or demand of Onsale, Inteletek shall immediately return Onsale any and all Onsale Confidential Information, including copies thereof, maintained by Inteletek.

Both parties acknowledge that the Onsale and Inteletek's Confidential Information is a valuable asset to both parties and that the breach of this Section would cause irreparable harm for which there is no adequate remedy at law. Accordingly, in the event of a breach or alleged breach of this Section, both parties shall be allowed injunctive relief and any other equitable remedies in addition to remedies afforded by law. The obligations pursuant to this Section shall survive the termination of this Agreement.

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                                                                   Exhibit 10.27

J.  INDEMNITIES:

Inteletek agrees to defend, indemnify and hold harmless Onsale, its corporate patent and affiliated companies, and the employees, officers, directors and agents of each of them, against any and all claims, liabilities, damages and costs, including reasonable attorney's fees and settlement amounts, arising from
i) any action or alleged defect in a Product supplied by Inteletek pursuant to this Agreement; ii) any actual or alleged infringement of any patent, copyright, trademark or other intellectual property right by a Product supplied by Inteletek pursuant to this Agreement; or iii) a breach by Inteletek of any provision of this Agreement. Inteletek's responsibilities under this Section shall survive termination of this Agreement.

K.  GENERAL TERMS:

1. Inteletek warrants that all Products shall be legally resellable within the United States, Canada, and Mexico (unless otherwise stated in writing) and in the exact conditions represented by Inteletek. All Products shall be individually and adequately packaged in such a manner to be delivered without damage to Onsale's customers via overnight courier or UPS shipment. Onsale reserves the right to refuse to post any merchandise under this agreement. It is expressly understood that by the terms of this agreement that Inteletek will be exposed to Onsale confidential information, including, but not limited to, Onsale auction techniques and logic, pricing and merchandising strategies, order handling processes and procedures, contractual structures and general business techniques. This information will be held in confidence by Inteletek and will not be disclosed to, nor viewed by, a third party, and will be used only pursuant to the business relationship with Onsale. Inteletek may not solicit to Onsale's customers without the express written permission of Onsale.

2. In no event will Onsale act as a bailee for the Products. Onsale hereby disclaims any obligations that arise from or relate to any bailment relationship.

3. Employees and/or agents of Inteletek are forbidden to place bids or cause bids to be placed on Products posted by Inteletek.

4. Any dispute related to this Agreement shall be (i) brought in the state or federal courts located in the Northern District of California and (ii) governed by California law, without regard to any choice of law rules. The parties are independent contractors, and this Agreement shall not be interpreted as creating any relationship of employment, agency, joint venture, partnership or any other fiduciary relationship of any kind. All notices shall be deemed effective upon dispatch and sent via facsimile or overnight express, return receipt requested. This Agreement is the complete and exclusive agreement between Onsale and Inteletek with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings regarding such subject matter, and shall apply to any goods supplied to Onsale by Inteletek under any prior agreement.

5. Inteletek will pay all taxes and duties assessed in conjunction with this agreement and its performance by any authority within or outside of the U.S.

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                                                                   Exhibit 10.27

L.  TERM AND TERMINATION:

1. This Agreement may not be modified except in writing and signed by both Onsale and Inteletek.

2.   This Agreement will remain in effect until terminated.

3. This Agreement may terminate this Agreement at any time, with or without cause, upon 60 days written notice.

4. Neither party shall be liable to the other for any costs or damages of any kind resulting solely from termination or expiration of this agreement in accordance with its terms.

5. Inteletek will be responsible for all costs or damages that result from Inteletek's failure to perform its obligations under this Agreement.

6. Inteletek will provide ONSALE 90 days advance notice of any intention to enter the online auction business.

M.  MISCELLANEOUS:

1. Both parties represent and warrant that they are in compliance with and will continue to comply in all respects with all applicable federal, state and local laws and regulations in connection with their obligations under this Agreement and that they have all required licenses, permits, registrations or similar regulatory approvals required to perform its obligations under this Agreement.

2. Both parties acknowledge that all customer information including credit card information provided by Onsale to Inteletek under this agreement will be kept confidential and secure and Inteletek will not use the customer information for any purpose other than what is required to complete its obligations under this agreement; customer information shall not be sold or assigned to any third party for any reason.

3. Onsale possesses an auction bond with the Secretary of State in California, in compliance with Civil Code Section 1812.600-608. BOND #: SUN 405305.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

Onsale, Inc.

By:                            Title:
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Signature:                                           Date:
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Inteletek

By:                            Title:
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Signature:                                           Date:
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